UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment

                               Company Act of 1940

FORM 3

(Print or Type Responses)
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1.  NAME AND ADDRESS OF REPORTING PERSON*

McAuley III                   Denis

(LAST)                        (FIRST)                 (MIDDLE)

c/o Federated Investors Inc.
Federated Investors Tower
(STREET)

Pittsburgh                    PA                      15222-3779
(CITY)                        (STATE)                 (ZIP)


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2.  DATE OF EVENT REQUIRING STATEMENT  (MONTH/DAY/YEAR)
      3/16/2001

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3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.  ISSUER NAME AND TICKER OR TRADING SYMBOL

      Federated Investors Inc.      FII

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5.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER:  (CHECK ALL IF APPLICABLE)
_____Director               _________10% Owner
__X___Officer (give title below)    _________Other (specify below)
      CHIEF ACCOUNTING OFFICER

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6.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


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7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LIMIT)
___X___  Form filed by One Reporting Persons
_______  Form filed by More than One Reporting Persons

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                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. TITLE OF SECURITY       2. AMOUNT OF   3. OWNERSHIP   4. NATURE OF INDIRECT
   (INSTR. 4)                 SECURITIES     FORM:          BENEFICIAL
                              BENEFICIALLY   DIRECT (D)     OWNERSHIP (INSTR. 5)

                               OWNED OR

                              (INSTR. 4)     INDIRECT

                                             (I)

                                             (INSTR. 5)

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Class B Common Stock            13,956 (1)     D
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(1) Includes 6 shares of Federated Investors, Inc.'s Class B Common Stock held in Federated's Profit Sharing/401(k) Plan Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)






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1. TITLE OF DERIVATIVE      2.  DATE           3.  TITLE AND AMOUNT OF SECURITIES         4.CONVERSIO5.            6.  NATURE
   SECURITY                    EXERCISABLE        UNDERLYING DERIVATIVE SECURITY (INSTR.  OR         OWNERSHIP     OF INDIRECT
   (INSTR. 4)                  AND EXPIRATION     4)                                      EXERCISE   FORM OF       BENEFICIAL
                               DATE                                                       PRICE OF   DERIVATIVE    OWNERSHIP
                               (MONTH/DAY/YEAR)                                           DERIVATIVE SECURITY:     (INSTR. 5)
                                                                                          SECURITY   DIRECT (D)

                                                                                                     OR INDIRECT

                                                                                                     (I)  (INSTR.

                                                                                                     5)

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                            Date      Expiration        Title          Amount or Number
                            ExercisablDate                             of Shares
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Employee Stock Option       6/30/2004 6/30/2005Class B Common Stock    36,000             $1.2756    D
(right to buy)
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Employee Stock Option       6/30/2006 6/30/2007Class B Common Stock    45,000             $4.00      D
(right to buy)
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Employee Stock Option       6/30/2008 6/30/2009Class B Common Stock    7,500              $12.6667   D
(right to buy)
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

** Intentional misstaments or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/S/  DENIS MCAULEY III              MARCH 21, 2001
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**Signature of Reporting Person                            Date